MamaMancini's
Update: March 2017

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MamaMancini's rapidly expands its products' marketing on QVC; The Fresh Market, Publix; Ahold (Stop n Shop); Jewel-Osco (Super Valu), Club Stores and other Chain Retailers.

Through a combination of live appearances, a national shopping spree event and social media outreach, *MamaMancini's* will be reaching an unprecendented number of consumers in March. Please read below for some of the highlights.

Carl Wolf, CEO
Matt Brown, COO
MamaMancini's Holdings, Inc.

MamaMancini's LIVE!

March 8th on *QVC*

Dan Mancini will be live on *QVC* **twice** on 3/8. He will be introducing our all natural beef and all natural turkey meat loaves, the new cocktail-sized cheese stuffed meatballs and a variety pack. *MamaMancini's* continues

its relationship with *QVC* the world's largest direct to consumer retailer.

March 9th on *Fox & Friends*

Watch Dan Mancini on *Fox and Friends* with a live segment on **National Meatball Day**. Lot's of surprise in store. ***5W PR*** has expanded consumer outreach and since January 1, *MamaMancini's* has had over **75 million** consumer impressions including several regional and national radio,TV, blog sites, internet and consumer publications, and newspapers.

FOX & friends

Major Event at The Fresh Market

THE FRESH MARKET

March 11th:
Spring Shopping Spree

MamaMancini's is the featured Item for the Month of March at The Fresh Market, a national chain (170 stores) of quality fresh foods. On Saturday March 11 MamaMancini's products will be tasted in all stores. MamaMancini's is co sponsoring with The Fresh Market a consumer sweepstakes for free shopping sprees at the Fresh Market.


Want a Spring Shopping Spree?
Enter for a chance to win a
$2,500
Gift Card
OR one of five $500 Gift Cards
from The Fresh Market
Presented by
MAMAMANCINI'S

April BOGO at Publix

Look for MamaMancini's Major **Buy One - Get One** (BOGO) Promotion at Publix Supermarket in April. Publix has 1100 stores throughout the South East.

Publix

NEW Meatloaf Placement

Stop n Shop and Giant Stores (divisions of Ahold) now carry MamaMancini's All Natural Beef Meatloaf in all 750 locations since February 1. It's in the prepared food section.



Stop&Shop

Jewel Rocks

Five Cheese Stuffed Meatballs are now available at Jewel Supermarkets in the Midwest and MamaMancini's jumbo meatballs are now in their hot bars (where available).

Jewel-Osco



Stuffed Pepper Roll-Out

Stuffed Pepper Kits have been introduced into national distribution at Chain Stores and Club Stores in January. Thus far it has been placed in about 500 locations. More to come.



Chicken Parm - Coming Soon

Coming in April-new placements expected for Chicken Parmigiana for retail and Club Stores.



We Have A Lot of

Friends

Social Media Hits New Heights

Facebook and Instagram campaigns (powered by *4 Elbows*) continue with placements receiving over 1.4 Million impressions per month. Successful campaigns have included Publix, Jewel, Sam's Club, Stop n Shop, and QVC,

1,424,483

IMPRESSIONS

In the News

CEO, Carl Wolf Quoted in Inc.

23 Simple Daily Rituals These Executives Do Every Day – No Matter What
The reporter included input from Carl, along with a direct link to Mama Mancini's website.

"A very positive activity is to ascertain a set of benchmarks or goals for various performance metrics."

Read Full Article

Inc.

BuzzFeed Features MamaMancini's as Pefect Oscar Party Snack

The article featured a roundup of "*must-have food and drinks to stock up on*" for friends to enjoy during the award show. Found under the "*Main Course*" section, Mama Mancini's Meatballs are the "*hearty dish*" labeled as a *"no brainer"* to have on-hand for your viewing party's main dish. The editorial further highlights that the meatballs are *"quick and*

easy," and *"come prepared in slow-cooked sauce."*

Read Full Article